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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. _____)*


                             CARIBBEAN CIGAR COMPANY
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)

                                   141834 10 1
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 141834 10 1                13G
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    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kevin Doyle--217-74-6033
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
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    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                         5      SOLE VOTING POWER

                                1,810,750
  NUMBER OF              -------------------------------------------------------
   SHARES
BENEFICIALLY             6     SHARED VOTING POWER
  OWNED BY
    EACH                       -0-
  REPORTING              -------------------------------------------------------
   PERSON                7     SOLE DISPOSITIVE POWER
    WITH
                               1,810,750
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,810,750
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          35.32%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


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ITEM 1.  SECURITY AND ISSUER

         This statement relates to Common Stock of Caribbean Cigar Company (the "Company"). The principal executive office of the Company is 6265 S.W. 8th Street, Miami, Florida 33144.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)      Kevin Doyle

         (b)      5400 Alhambra Circle, Coral Gables, Florida 33146

         (c)      United States

         (d)      Common Stock, par value $.001 per share

         (e)      141834 10 1

ITEM 3.  STATEMENT PURSUANT TO 13d-1(b) OR 13d-2(b)

         N/A

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:  1,810,750 shares

         (b)      Percent of Class:  35.32%

         (c)      (i)    Sole power to Vote or to Direct the Vote

                                          1,810,750 shares

                  (ii)   Shared Power to Vote or to Direct the Vote

                                                     -0-

                  (iii)  Sole Power to Dispose or to Direct the Disposition of

                                            1,810,750 shares

                  (iv)   Shares power to dispose or to Direct the Disposition of

                                                     -0-



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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       Dated:  April 22, 1997

                                                       /s/ Kevin Doyle
                                                       ------------------
                                                       Kevin Doyle


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